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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 11-K
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               [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      For the year ended December 31, 1998

                                       or

        [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


               For the transition period from ________ to ________


                           Commission File No. 0-25642
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            A. Full title of the plan and the address of the plan, if
                 different from that of the issuer named below:

                          COMMONWEALTH INDUSTRIES, INC.
                       SAVINGS PLAN FOR SALARIED EMPLOYEES
                        AND COMMONWEALTH INDUSTRIES, INC.
                  PERFORMANCE SHARING PLAN FOR HOURLY EMPLOYEES
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  B. Name of issuer of securities held pursuant to the plan and the address of its principal executive office:

                          COMMONWEALTH INDUSTRIES, INC.
                            500 West Jefferson Street
                                   19th Floor
                         Louisville, Kentucky 40202-2823

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                                    FORM 11-K
                          Commonwealth Industries, Inc.
                     Savings Plan for Salaried Employees and
   Commonwealth Industries, Inc. Performance Sharing Plan for Hourly Employees
                                December 31, 1998



The following financial statements and supplemental schedules of the Plans filed as exhibits to this Form 11-K are incorporated herein by reference and submitted in paper format on Form SE:

         Financial Statements:

     Statements of Net Assets Available for Benefits with Fund Information, December 31, 1998 and 1997

     Statements of Changes in Net Assets Available for Benefits with Fund Information for the years ended December 31, 1998 and 1997

     Notes to Financial Statements

         Supplemental Schedules:

     Line 27a - Schedule of Assets Held for Investment Purposes, December 31,
1998

     Line 27d - Schedule of Reportable Transactions for the year ended December 31, 1998

     Line 27e - Schedule of Nonexempt Transactions for the year ended December 31, 1998


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Signature Page                                              3

Exhibit Index                                               4


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Pension Administrative Committee of Commonwealth Industries, Inc. has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                 Commonwealth Industries, Inc. Savings Plan for
                 Salaried Employees and Commonwealth Industries, Inc. Performance Sharing Plan for Hourly Employees

                 By:      /s/ Donald L. Marsh, Jr.
                          ------------------------
                          Donald L. Marsh, Jr.
                          Executive Vice President, Chief Financial
                          Officer and Secretary
                          Commonwealth Industries, Inc. and a
                          member of Pension Administrative
                          Committee

Date:    June 30, 1999


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                                  Exhibit Index
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Exhibit
Number                   Description
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    13.1* Financial  statements and  supplemental  schedules of the Commonwealth
Industries, Inc. Savings Plan for Salaried Employees as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, including report of independent accountants.

    13.2* Financial statements and supplemental schedules of the Commonwealth Industries, Inc. Performance Sharing Plan for Hourly Employees as of December 31, 1998 and 1997, and for the years ended December 31, 1998 and 1997, including report of independent accountants.

    23    Consent of PricewaterhouseCoopers LLP

* Exhibits 13.1 and 13.2 above are submitted in paper format on Form SE.